Exhibit 10.1

CONFIDENTIAL

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of March 10, 2008, by and between Monarch Bank, a Virginia corporation (the “Company”), and William F. Rountree, Jr. (the “Officer”).

The parties, intending to be legally bound, agree as follows:

1. Employment and Acceptance. The Officer shall be employed as President and Chief Executive Officer of the Company and President and Chief Executive Officer of Monarch Financial Holdings, Inc, the parent company of Monarch Bank. The Officer shall have the duties and responsibilities that are commensurate with his position and shall also render such other services and duties as may be reasonably assigned to him from time to time by the Company, consistent with his positions as President and Chief Executive Officer of the Company. The Officer hereby accepts and agrees to such employment and agrees to carry out his duties and responsibilities to the best of his ability in a competent, efficient and businesslike manner. During the term of this Agreement the Officer: (i) shall devote all his time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that from time to time with the prior approval of the Company, the Officer may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Company or unfavorably affect the performance of Officer’s duties pursuant to this Agreement or violate any applicable statute or regulation; and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Company.

2. Term of Employment. This Agreement is effective March 10, 2008 (the “Commencement Date”) and will end on the second anniversary of the Commencement Date, unless sooner terminated as provided herein (the “Employment Period”). Beginning on each anniversary following the Commencement Date, and on each year thereafter, the Employment Period shall automatically be extended an additional year, unless ninety days prior to such extension the Company gives written notice to the Officer that the Employment Period will not thereafter be extended. The last day of the Employment Period, as extended from time to time, is sometimes referred to as the “Expiration Date.”

3. Compensation and Benefits.

(a) Base Salary. The Company shall pay the Officer an annual base salary of $300,000 (the “Base Salary”), which will be payable in accordance with the payroll practices of the Company applicable to all officers. The Base Salary will be reviewed annually by the Board of Directors and any increase in salary plus the old base salary will equal the new Base Salary. In no event, however, will the Base Salary be lower than the Base Salary in the previous year.

(b) Bonus. The Officer may be entitled to receive cash bonus payments in such amounts as may be determined in accordance with the terms and conditions of the applicable incentive plans as may be adopted from time to time in the sole discretion of the Board of Directors of the Company.

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(c) Stock Compensation. The Officer may be entitled to receive stock awards under the Company’s 2006 Equity Incentive Plan, or any successor plan, in such amounts and subject to such terms and conditions as determined in the sole discretion of the Board of Directors of the Company.

(d) Benefits. The Officer will be entitled to participate in and receive the benefits of any retirement benefit plan, life insurance, profit sharing, employee stock ownership, and other plans, benefits and privileges of the Company that may be in effect from time to time, to the extent the Officer is eligible under the terms of those plans and programs. The Company will pay the premiums on an existing $100,000 life insurance policy, as it had done under the previous employment agreement dated April 14, 1999.

(e) Business Expenses. The Company will reimburse Officer or otherwise provide for or pay for all reasonable expenses incurred by Officer in furtherance of, or in connection with, the business of the Company, including, but not by way of limitation, travel expenses, club fees and dues, and memberships in professional organizations, subject to such reasonable documentation and other limitations as may be established from time to time by the Board of Directors of the Company. The Company will reimburse Officer for spousal travel expenses related to business functions attended by Officer and spouse. The Company will also provide the Officer with either an appropriate monthly automobile allowance or an appropriate automobile, and will cover all costs associated with the operation of the automobile, including insurance, maintenance, and fuel.

(f) Vacation. The Officer will be entitled to 35 days of paid time off per year to be taken at such times and intervals as shall be determined by the Officer with the approval of the Company, which approval shall not be unreasonably withheld. Due to the demands of the position up to ten days of paid time off may be carried over from one calendar year into the next year.

(g) Deferred Compensation Benefits. The Company may enter into one or more deferred compensation arrangements with the Officer to provide for certain supplemental nonqualified cash benefits in such amounts and on such terms and conditions as the parties may agree.

4. Termination and Termination Benefits. Notwithstanding the provisions of Section 2, the Officer’s employment hereunder shall terminate under the following circumstances and shall be subject to the following provisions:

(a) Death. If the Officer dies while employed by the Company, the Company will continue to pay an amount equal to the Officer’s then current Base Salary to the Officer’s beneficiary designated in writing to the Company prior to his death (or to his estate, if he fails to make such designation) for six months after the Officer’s death, with such payments to be made on the same periodic dates as salary payments would have been made to the Officer had he not died.

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(b) Disability. The Officer’s employment hereunder may be terminated at any time because of the Officer’s inability to perform his duties with the Company on a full time basis for 180 consecutive days or a total of at least 240 days in any twelve month period as a result of the Officer’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Board) pursuant to the Company’s long term disability policy provided, however, that the Company shall provide continued medical insurance in the Company’s health plan for the benefit of the Officer for a period of twelve months after the date of such termination.

(c) Termination by the Company for Cause. The Officer’s employment may be terminated at any time without further liability on the part of the Company effective immediately by a two-thirds vote of the Board of Directors of the Company for Cause by written notice to the Officer setting forth in reasonable detail the nature of such Cause. Only the following shall constitute “Cause” for such termination:

(i) continued failure by the Officer for reasons other than disability to follow reasonable instructions or policies of the Board of Directors of the Company after being advised in writing of such failure, including specific actions or inaction on the part of the Officer and the particular instruction or policy involved, and being given a reasonable opportunity and period (as determined by the Board of Directors of the Company) to remedy such failure;

(ii) breach of a material fiduciary duty;

(iii) conviction of a felony or a crime of moral turpitude or commission of an act of embezzlement or fraud against the Company or any subsidiary or affiliate thereof;

(iv) dishonesty of the Officer with respect to the Company or any subsidiary or affiliate thereof.

(d) Termination by the Company without Cause. The Officer’s employment may be terminated without Cause by a two-thirds vote of the Board of Directors of the Company effective immediately by written notice to the Officer. In the event of termination without Cause, the Officer shall be entitled to the benefits specified in Section 4(g).

(e) Termination by the Officer. The Officer may terminate his employment hereunder with or without Good Reason (as defined below) by written notice to the Board of Directors of the Company effective sixty days after receipt of such notice by the Board of Directors. In the event the Officer terminates his employment hereunder for Good Reason, the Officer shall be entitled to the benefits specified in Section 4(g). The Officer shall not be required to render any further services to the Company. Upon termination of employment by the Officer without Good Reason, the Officer shall be entitled to further compensation or benefits under this Agreement as detailed in Section 5. “Good Reason” shall be:

(i) the failure by the Company to comply with the provisions of Sections 3(a) and (d) or material breach by the Company of any other provision of this Agreement, which failure or breach shall continue for more than thirty days after the date on which the Board of Directors of the Company receives notice of such failure or breach from the Officer,

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(ii) the assignment of the Officer without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Commencement Date other than as a direct result of the change in control of the Company (which is otherwise addressed herein),

(iii) failure of the Officer to be elected or re-elected to the Board of Directors, or;

(iv) the requirement by the Company that the Officer be based at any office that is greater than thirty-five miles from where the Officer’s office is located at the Commencement Date or a requirement that the Officer spend more than sixty normal working days away from South Hampton Roads in any twelve month period.

(f) Termination via retirement or acceptance of a lesser position. Should the Officer elect to retire from service with the Company it will be considered termination by the Officer without Cause and he shall receive no additional compensation under this agreement and this agreement will be terminated at his retirement date. Should the Officer elect to accept another position with the company, with board approval, it will not be considered termination by the Officer with or without Cause or termination by the Company for good reason. Officer understands that his Base Salary in Section 3.(a) may be adjusted and a reduction in Base Salary and or other benefits upon the acceptance of this new position by the Officer shall not be considered termination by the Officer for good reason.

(g) Certain Termination Benefits. In the event of termination by the Company without Cause and other than for death or disability, or by the Officer with Good Reason, the Officer shall be entitled to the following benefits, subject to the provisions of Section 5(c):

(i) Subject to subsection (iii) below, for the remaining term of this contract immediately following the date of termination the Company shall continue to pay the Officer his Base Salary, and any unpaid bonus relating to a fiscal year of the Company completed prior to the date of termination, at the rate in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made to the Officer had he not been terminated.

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(ii) Subject to subsection (iv) below, for the remaining term of this contract immediately following the date of termination the Officer shall continue to receive medical and life insurance benefits pursuant to plans made available by the Company to its employees at the expense of the Company to substantially the same extent the Officer received such benefits on the date of termination (it being acknowledged that the post-termination plans may be different from the plans in effect on the date of termination). For purposes of application of such benefits, the Officer shall be treated as if he had remained in the employ of the Company, with a Base Salary at the rate in effect on the date of termination.

(iii) During the final period of the contract that begins on the first anniversary date of the termination of employment and ends on the expiration date, the Company’s obligation to continue to pay the Base Salary to the Officer pursuant to subsection 4(g)(i) during said period shall terminate thirty days after the Officer obtains full-time employment with another employer that provides an annualized base salary that is at least equal to 75% of the Base Salary being paid by the Company.

(iv) The Company’s obligation to provide the Officer with medical and life insurance benefits pursuant to subsection 4(g)(ii) hereof shall terminate in the event the Officer obtains new employment and is eligible to participate in substantially comparable medical and life insurance programs made available to him and similarly situated employees by or through his new employer. If only one type of insurance (e.g., medical) is made available to the Officer and similarly situated employees, the Company will continue to provide the Officer with the other insurance coverage for the remainder of the contract period or until such type of insurance is made available to him and similarly situated employees by his new employer, whichever occurs sooner.

(v) During the contract period following the date of termination, the Officer shall provide the Company with at least ten days written notice before the starting date of any employment, identifying the prospective employer and its affiliated companies and the job description, including a description of the proposed geographic market area associated with the new position. The Officer shall notify in writing any new employer of the existence of the restrictive covenants set forth in Section 5 of this Agreement.

5. Covenants of the Officer.

(a) Non-competition. The Officer agrees that during the Employment Period and for a one-year period following the termination of his employment for any reason, the Officer will not as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) in any capacity that requires him to hold a similar office or to engage in similar duties which he held on behalf of the Company and any of its Affiliates during the Employment Period. Notwithstanding the foregoing, the Officer may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise

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participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934.

(b) Non-solicitation. The Officer further agrees that during the Employment Period and for a one-year period following the termination of his employment for any reason, he will not directly or indirectly: (i) solicit, induce or attempt to solicit or induce any customer or client of the Company or its Affiliates with whom the Officer had direct contact or whose identity the Officer learned as a result of his employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company the relationship of such customer or client with the Company or its Affiliates; (ii) solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee to terminate his or her employment with the Company or any of its Affiliates; or (iii) hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or any of its Affiliates or who has left the employment of the Company or any of its Affiliates within the preceding three months.

(c) Termination without Cause or for Good Reason. During the twelve month period that begins on the date of termination of employment and ends on the first anniversary date, the Officer will continue to receive the termination pay and insurance benefits set forth in Section 4(g), for a period of twelve months, as a result of the termination of his employment by the Company without Cause or by the Officer for Good Reason for so long as the Officer elects to comply with the non-competition provisions of Sections 5(a) of this Agreement during the twelve month period; it being understood and agreed that the Officer is obligated to comply with the non-solicitation provisions of Section 5(b) for a full twelve months following the date of termination regardless of the basis of his termination.

(d) Termination without Good Reason. During the twelve month period that begins on the date of termination of employment and ending on the first anniversary date, the Officer will continue to receive the termination pay and insurance benefits set forth in Section 4(g), for a period of twelve months, for so long as the Officer elects to comply with the non-competition provisions of Sections 5(a) of this Agreement during the twelve month period; it being understood and agreed that the Officer is obligated to comply with the non-solicitation provisions of Section 5(b) for a full twelve months following the date of termination.

(e) Non-renewal of the Agreement. In the event the Company elects not to renew this Agreement in accordance with Section 2, the provisions of Sections 5(a) and (b) shall not apply in connection with the termination of the Officer’s employment after the Expiration Date.

(f) Definitions. As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, residential and commercial mortgage

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lending, securities brokerage and asset management, and any other business in which the Company or any of its Affiliates are engaged at the time of termination of the Officer’s employment; the term “Market Area” means the area within a thirty-five mile radius of the Bank’s headquarters or within ten miles of any banking office (excluding for purposes of this Agreement an office providing residential mortgage loans or a loan production office) that the Company has established and is continuing to operate at the time of termination of the Officer’s employment; the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; and the term “Person” means any person, partnership, corporation, company, group or other entity.

(g) Confidentiality. During the Employment Period and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, the Officer shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than his personal attorney, or an employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Officer of his duties as an employee of the Company) or utilize in conducting a business any confidential information obtained by him while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure. For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, trade secrets, methods of operation, names and lists of customers, prospective customers and their agents, advertising and promotional materials and methods, cost and pricing information, the special requirements of any Company customer or prospective customer, price quotations to customers and prospective customers, sales records, profit and loss information, computer programs, management information systems and data, training materials, selling and pricing procedures, financing methods, personnel records and data and related information, business plans, internal financial statements and projections, legal documents, including but not limited to contracts, sample legal forms, standard operating procedures and policies, and any other information which would or reasonably could be used by an enterprise competing with the Company to gain a competitive advantage over the Company. Officer agrees that the Confidential Information has independent economic value and that the Company takes steps to maintain and protect the Confidential Information. Officer agrees that all of the Company’s Confidential Business Information shall be deemed as Trade Secrets as defined under the Virginia Uniform Trade Secrets Act as set forth in Va. Code Ann. §§ 59.1-336

(h) Change in Control; Disability. Notwithstanding anything to the contrary contained in this Agreement, in the event of a change in control of the Company (as such term is defined in the Change in Control Agreement, dated September 27, 2005, between the Company and the Officer) or the termination of the Officer as a result of his disability as determined pursuant to Section 4(b), the restrictions imposed by Sections 5(a) and (b) shall not apply to the Officer after he ceases to be employed by the Company.

(i) Officer and the Company have examined in detail these restrictive covenants and agree that the restraints imposed on Officer are reasonable in light of the legitimate interests of Officer, and it will not have an unduly adverse impact on Officer’s

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ability to earn a livelihood. Officer agrees that if suit is brought to enforce the restrictive covenants contained in this Agreement, a previous breach by the Company of the Agreement shall not serve as a defense to the suit or any requested relief.

6. Change in Control of the Company. This Agreement will terminate in the event there is a change in control of the Company, and the Change in Control Agreement, dated September 27, 2005, as it may hereafter be amended, between the Company and the Officer will become effective and any termination benefits will be determined and paid solely pursuant to such Change in Control Agreement.

7. Mitigation; Exclusivity of Benefits.

(a) The Officer shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise.

(b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Officer upon a termination of employment with the Company pursuant to employee benefit plans of the Company or otherwise.

8. Withholding. All payments required to be made by the Company hereunder to the Officer shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

9. Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation, company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, to the extent that any such transaction does not trigger the operation of Section 6 above. The Officer may not assign or transfer this Agreement or any rights or obligations hereunder.

10. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

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To the Company:	Chairman of the Board 1101 Executive Boulevard Chesapeake, Virginia 23320

To the Officer:	William F. Rountree 421 Discovery Road Virginia Beach, Virginia 23451

11. Indemnification. The Bank agrees to indemnify the Officer (and his heirs, executors, and administrators) to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or any subsidiary of it (whether or not he continues to be a director or officer at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorney’s fees and the cost of reasonable settlements, such settlements to be approved by the Board, if such action is brought against the Officer in his capacity as an officer or director of the Bank or any of its subsidiaries. Indemnification for expense shall not extend to matters for which the Officer has been terminated for Just Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section XII shall survive the term of this Agreement by a period of seven years. During the period in which indemnification of the Officer is required under this Section, the Bank shall provide the Officer (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the expense of the Bank, with such coverage and features as is customary for businesses of like size and nature.

12. Reimbursement of Officer’s Expenses to Enforce this Agreement. The Company shall reimburse the Officer for all out-of-pocket expenses, including, without limitation, reasonable attorney’s fees, incurred by the Officer in connection with successful enforcement by the Officer of the obligations of the Company to the Officer under this Agreement up to a maximum of $50,000. Successful enforcement shall mean the grant of an award of money or the requirement that the Company take some action specified by this Agreement (i) as a result of court order; or (ii) otherwise by the Company following an initial failure of the Company to pay such money or take such action promptly after written demand therefore from the Officer stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

13. Restrictive Covenants of the Essence. The restrictive covenants on the Employee set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement. The existence of any claim or cause

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of action of the Employee against the Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Employer of the restrictive covenants contained herein.

14. Injunctive Relief.

(a) The Company and Officer agree that irreparable injury will result to the Company in the event Officer violates any obligation contained in paragraph 5 of this Agreement, and Officer acknowledges that the remedies at law for any breach by Officer of such provisions will be inadequate and that the Company shall be entitled to injunctive relief against Officer, in addition to any other remedy that is available, at law or in equity.

(b) Officer agrees that should injunctive relief be sought to restrain such violation(s) by Employee and/or others acting in concert or participating with Officer, such relief will not require the posting of an injunction bond.

(c) Officer agrees that the confidentiality, non-competition, and non-solicitation obligations contained herein shall be extended by the length of time which Officer shall have been in breach of any of said provisions. Accordingly, Officer recognizes that the time periods included in the restrictive covenants contained herein shall begin on the date a court of competent jurisdiction enters an order enjoining Officer from violating such provisions.

15. Amendment Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Officer and such officer or officers as may be specifically designated by the Board of Directors of the Company to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Entire Agreement. This Agreement, together with the Change in Control Agreement, dated September 27, 2005, and as it may hereafter be amended, entered into between the parties hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or in the Management Continuity Agreement. This Agreement supersedes and replaces the Employment Agreement, dated February 3, 1999, between the Company and the Executive. For purposes of this Agreement, the term “Company” includes any subsidiaries of the Company.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

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18. Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Officer acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

19. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under the applicable law. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

COMPANY:

MONARCH BANK

/s/ Jeffrey F. Benson
Jeffrey F. Benson
Chairman of the Board

Date signed: 3/10/2008

OFFICER:

/s/ William F. Rountree, Jr.
William F. Rountree, Jr.

Date signed: 3/10/2008